Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Lamar Advertising Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.001 per share	457(c) and (h)	346,763	$93.00	$32,248,959	$0.0001102	$3,553.84

Total Offering Amounts							$3,553.84

Total Fee Offsets							$0

Net Fee Due							$3,553.84

(1)

This Registration Statement registers an additional 346,763 shares issuable under our 2019 Employee Stock Purchase Plan (the “2019 Plan”). We have previously registered 492,789 shares issuable under the 2019 Plan (Registration Statement No. 333-232686). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low asked prices of the Registrant’s Class A Common Stock on March 24, 2023, as reported on The Nasdaq Global Select Market.